Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between

Docket No. 10-146-WA/RB-HC

COMMUNITY VALLEY BANCORP

Chico, California

and

FEDERAL RESERVE BANK

OF SAN FRANCISCO

San Francisco, California

WHEREAS, Community Valley Bancorp, Chico, California (“Community Valley”), a registered bank holding company, owns and controls Butte Community Bank, Chico, California (the “Bank”), a state-chartered nonmember bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of Community Valley and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) to maintain the financial soundness of Community Valley so that Community Valley may serve as a source of strength to the Bank;

WHEREAS, Community Valley and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on July 20, 2010, the board of directors of Community Valley, at a duly constituted meeting, adopted a resolution authorizing and directing John F. Coger to enter into this Agreement on behalf of Community Valley, and consenting to compliance with each and every provision of this Agreement by Community Valley and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Community Valley and the Reserve Bank agree as follows:

Source of Strength

1.             The board of directors of Community Valley shall take appropriate steps to fully utilize Community Valley’s financial and managerial resources, pursuant to Section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation (the “FDIC”) and the California Department of Financial Institutions on May 11, 2010, and any other supervisory action taken by the Bank’s federal or state regulator.

Dividends and Distributions

2.             (a)     Community Valley shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System (the “Board of Governors”).

(b)     Community Valley shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)     Community Valley and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)     All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Community Valley’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses (the “ALLL”); and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Community Valley must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3.             (a)     Community Valley and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)     Community Valley shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4.             Within 45 days of this Agreement, Community Valley shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Community Valley on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a)     The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the FDIC;

(b)     the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

(c)     the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d)     supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by the FDIC; and

(e)     the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Community Valley serve as a source of strength to the Bank.

5.             Community Valley shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of the consolidated organization’s capital ratios fall below the approved plan’s minimum ratios. Together with the notification, Community Valley shall submit an acceptable capital plan that details the steps Community Valley will take to increase the consolidated organization’s capital ratios to or above the approved plan’s minimums.

Cash Flow Projections

6.             Within 30 days of this Agreement, Community Valley shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2010. Community Valley shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2010 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

7.             (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Community Valley shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b) Community Valley shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

Progress Reports

8.             Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Approval and Implementation of Plan

9.             (a)           Community Valley shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 4 of this Agreement. (b) Within 10 days of approval by the Reserve Bank, Community Valley shall adopt the approved capital plan. Upon adoption, Community Valley shall promptly implement the approved plan, and thereafter fully comply with it.

(c)           During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

10.           All communications regarding this Agreement shall be sent to:

(a)	Mr. Ken Szyndel
Examining Manager
Banking Supervision & Regulation
Federal Reserve Bank of San Francisco
101 Market Street, Stop 945
San Francisco, California 94105

(b)	Mr. John F. Coger
President and Chief Executive Officer
Community Valley Bancorp
1360 East Lassen Avenue
Chico, California 95973

Miscellaneous

11.           Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Community Valley to comply with any provision of this Agreement.

12.           The provisions of this Agreement shall be binding upon Community Valley and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

13.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

14.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Community Valley, the Bank, any nonbank subsidiary of Community Valley, or any of their current or former institution-affiliated parties and their successors and assigns.

15.           Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 23rd day of July, 2010.

COMMUNITY VALLEY BANCORP		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ John F. Coger	By:	/s/ Kenneth R. Binning

John F. Coger		Kenneth R. Binning
President/CEO		Vice President